Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of February 11, 2008, by and between JetBlue Airways Corporation, a Delaware corporation (the ‘‘Company’’), and Dave Barger, an individual (the ‘‘Executive’’).

WHEREAS, the Company and the Executive entered into an employment agreement, dated as of October 14, 1998, and a First Amendment to Employment Agreement on July 21, 2004 (collectively, the ‘‘Existing Employment Agreement’’); and

WHEREAS, the Company and the Executive desire to continue the employment of the Executive as Chief Executive Officer and to supersede the Existing Employment Agreement with this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:

1.    Employment and Duties.

(a)    General.    The Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the ‘‘Board’’). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the Board. The Executive’s principal place of employment shall be the principal offices of the Company currently located in the New York City area; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons.

(b)    Exclusive Services.    For so long as the Executive is employed by the Company, the Executive shall devote his full-working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and shall use his best efforts to promote and serve the best interests of the Company. The Executive may from time to time serve on civic or charitable boards or engage in charitable activities so long as such charitable service or charitable activities does not interfere with the faithful performance of his duties to the Company.

2.    Term of Employment.    The Executive’s employment under this Agreement shall commence on the execution date of this Agreement (the ‘‘Effective Date’’) and shall terminate on the earlier of (i) the 3rd (third) anniversary of the Effective Date or (ii) the termination of the Executive’s employment under this Agreement. The period from the Effective Date until the termination of the Executive’s employment under this Agreement is referred to as the ‘‘Term’’.

3.    Compensation and Other Benefits.    Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)    Base Salary.    Effective January 1, 2008, the Company shall pay to the Executive an annual salary (the ‘‘Base Salary’’) at the rate of $500,000.00 (Five Hundred Thousand Dollars and Zero Cents) payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time. The Base Salary shall be reviewed by the Compensation Committee of the Board (the ‘‘Compensation Committee’’) in good faith, based upon the Executive’s performance, not less often than annually, and such Base Salary may be increased (but not decreased) upon such review during the remainder of the Term, subject to the approval of the Board.

(b)    Bonus.    For each fiscal year during the Term, the Executive shall be eligible to receive an annual incentive bonus (the ‘‘Bonus’’) as provided by the Company to its senior executives in accordance with the terms then in place, which, at the time of the execution of this Agreement, is a target of 50% and a maximum of 100% of the Executive’s Base Salary; provided, however, that the actual amount of the Bonus shall be determined by the Compensation Committee in its sole and absolute discretion. The Bonus shall be paid at the same time bonuses are paid to other senior executives, but in no event later than March 15th of the year following the fiscal year to which the Bonus relates. Except as otherwise set forth in this Agreement, the Executive must remain continuously employed by the Company through the date on which the Bonus is paid to be eligible to receive such Bonus.

(c)    Restricted Stock Unit Award.    At the first regularly scheduled Compensation Committee meeting in 2008, the Executive shall be eligible to receive an award of a number of restricted stock units (‘‘Restricted Stock Units’’) determined by dividing the amount of the award set by the Compensation Committee by the Fair Market Value of one (1) share of the Company’s common stock on the date of grant in accordance with the terms and conditions set forth in the JetBlue Airways Corporation 2002 Stock Incentive Plan and the corresponding Restricted Stock Unit Agreement by and between the Company and the Executive (the ‘‘Restricted Stock Unit Agreement’’). The amount of the award shall be targeted at $250,000, with a minimum award of $0 and a maximum award of $500,000, depending on the Executive’s performance against targets as set and reviewed by the Compensation Committee. The Executive shall be eligible to receive annual future awards of Restricted Stock Units within the same range as determined by the Compensation Committee of the Board, subject to the approval of the Board. For purposes of this Agreement, ‘‘Fair Market Value’’ of a share of Company common stock on the date of grant will be set forth in the applicable plans.

(d)    Savings and Retirement Plans.    The Executive shall be entitled to participate in all savings and retirement plans applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(e)    Welfare Benefit Plans.    The Executive and/or his family shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(f)    Expenses.    The Company shall reimburse the Executive for reasonable business-related expenses incurred by the Executive in the fulfillment of his duties hereunder in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(g)    Vacation.    The Executive shall be entitled to vacation time consistent with the applicable policies of the Company for senior executives as in effect from time to time.

(h)    Fringe Benefits.    The Executive shall be entitled to such fringe benefits as may be available generally to other senior executives of the Company.

(i)    Flight Benefits.    During the Term, the Executive shall be entitled to travel privileges consistent with the terms and conditions of the applicable policies of the Company for senior executives as in effect from time to time.

4.    Termination of Employment.

(a)    Termination for Cause.

(i)    If, prior to the expiration of the Term, the Company terminates the Executive’s employment for Cause, as defined in Section 4(a)(ii) hereof, or if the Executive resigns from his employment hereunder, the Executive shall only be entitled to payment of unpaid Base Salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (‘‘Other Accrued Compensation and Benefits’’). The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(ii)    Termination for ‘‘Cause’’ shall mean termination of the Executive’s employment because of:

(A)    any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(B)    the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company;

(C)    the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(D)    the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its subsidiaries or affiliates;

(E)    the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(F)    the Executive’s refusal to follow the directions of the Board; or

(G)    any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates.

(b)    Termination without Cause.

(i)    If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause, the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Restricted Period (as defined in Section 6 below), (y) to the extent the performance goals are achieved, pay the Executive a pro rata portion of his Bonus for the year in which the termination of employment occurs on the date such Bonus would have been payable to the Executive had he remained employed by the Company, and (z) pay the Executive the Other Accrued Compensation and Benefits. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

(ii)    If, following a termination of employment without Cause, the Executive breaches the provisions of Sections 5 through 9 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 4(b)(i), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(iii)    The Executive shall not be required to mitigate damages or the amount of any payment or benefits provided for under this Agreement by seeking other employment or otherwise. No amounts paid to or earned by the Executive following his termination of employment with the Company shall reduce or be set off against any amounts payable to the Executive under this Agreement.

(c)    Termination Due to Death or Disability.    The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability, as defined below, the Company shall be entitled to terminate his employment. In the event of termination of the Executive’s employment by reason of Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable), the Executive’s Base Salary through and including the date of termination and the Other Accrued Compensation and Benefits. For purposes of this Agreement, ‘‘Disability’’ means that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(d)    Section 409A.    Notwithstanding the foregoing provisions of this Section 4, if, as of the Separation from Service Date, the Executive is a Specified Employee, then, except to the extent that this Agreement does not provide for a ‘‘deferral of compensation’’ within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), the following shall apply:

(i)    No payments shall be made and no benefits shall be provided to the Executive during the period beginning on the Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of the Executive’s death or Disability.

(ii)    On the first business day of the first month following the month in which occurs the six-month anniversary of the Separation from Service Date or, if earlier, the Executive’s death or Disability, the Company shall make a one-time, lump-sum cash payment to the Executive in an amount equal to the sum of (x) the amounts otherwise payable to the Executive under this Agreement during the period described in Section 4(d)(i), and (y) the amount of interest on the foregoing at the applicable federal rate for instruments of less than one (1) year.

For purposes of this Agreement, ‘‘Separation from Service Date’’ shall mean the date of the Executive’s ‘‘separation from service’’ within the meaning of Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. ‘‘Specified Employee’’ shall mean a ‘‘specified employee’’ within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(e)    Notice of Termination.    Any termination of employment by the Company or the Executive shall be communicated by a written ‘‘Notice of Termination’’ to the other party hereto given in accordance with Section 24 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f)    Resignation from Directorships and Officerships.    The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its subsidiaries or affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

5.    Confidentiality.

(a)    Confidential Information.

(i)    The Executive agrees that he will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the ‘‘Company

Group’’) or, to the extent permitted pursuant to subsection 5(a)(ii), as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any information deemed to be confidential by any member of the Company Group (‘‘Confidential Information’’) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning past, present or prospective customers, marketing data, trade secrets, ideas, techniques, business, product, or development plans, or other Confidential Information used by, or useful to, any member of the Company Group and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s action. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(ii)    In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice, as set forth in Section 24 of this Agreement, so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

(b)    Exclusive Property.    The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b).

6.    Noncompetition.    The Executive agrees that, for a period commencing on the Effective Date and ending one (1) year after his termination of employment for any reason (the ‘‘Restricted Period’’), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as hereinafter defined) in any geographic area in which the Company Group has engaged, or in any geographic area in which the Executives knows at the time of his termination of employment the Company Group will engage during such period, in a Competing Business (including, without limitation, any area in which any customer of the Company Group may be located). For purposes of this Section 6, carrying on a ‘‘Competing Business’’ means to engage in any enterprise which is engaged in any business competitive with that which the Company is at the time conducting or proposing to conduct during the Restricted Period; provided, however, that nothing herein shall limit the Executive’s right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

7.    Non-Solicitation.    The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent twelve-month period, an employee, officer, representative or agent of the Company Group and any member of the Company Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. As used herein, the term ‘‘indirectly’’ shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

8.    Assignment of Developments.

(a)    The Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, relating to the business or future business of the Company that the Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during the Executive’s employment with or as a result of the Executive’s employment with the Company (collectively, ‘‘Developments’’) are works made for hire and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on the Executive’s part. The Executive hereby assigns to the Company all of his rights, titles and interest in and to all such Developments, if any. The Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, to give evidence and to take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment) that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce, all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the past, present or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of the Executive’s employment with the Company.

(b)    If a patent application or copyright registration is filed by the Executive or on the Executive’s behalf during the Executive’s employment with the Company or during the Restricted Period, describing a Development within the scope of the Executive’s work for the Company or which otherwise relates to a portion of the business of the Company of which the Executive had knowledge during the Executive’s employment with the Company, it is to be conclusively presumed that the Development was conceived by the Executive during the period of such employment.

9.    No Conflicting Agreement.    The Executive represents and warrants to the Company that (a) the Executive has not taken, and/or will return or (with the consent of his former employer) destroy without retaining copies, all proprietary and confidential materials of his former employer; (b) the Executive has not used any confidential, proprietary or trade secret information in violation of any contractual or common law obligation to his former employer; (c) except as previously disclosed to the Company in writing, the Executive is not party to any agreement, whether written or oral, that would prevent or restrict him from engaging in activities competitive with the activities of his former employer, from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, his former employer or, if the Executive is subject to such an agreement or policy, he has complied with it; and (d) the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the Executive’s obligations hereunder.

10.    Certain Remedies.

(a)    Forfeiture/Payment Obligations.    In the event the Executive fails to comply with Sections 6 through 7, the Executive agrees that he will forfeit any amounts not already paid, and repay to the Company any amounts already paid, unless otherwise required by law, pursuant to Section 4(b) of the Agreement. The Executive will pay the Company under this Section 10(a) within 10 days of a determination by a court or an arbitrator that the Executive failed to comply with Sections 6 through 7 of the Agreement. The obligations under this Section 10(a) are full recourse obligations.

(b)    Injunctive Relief.    Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 14 hereof, the Executive agrees that a breach of any of the covenants contained in Sections 6 and 7 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 and 7 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

11.    Defense of Claims.    The Executive agrees that, during the Term, and for a period of five (5) years after termination of the Executive’s employment, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Executive shall not receive any additional compensation for rendering assistance pursuant to this Section 11. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 11.

12.    Nondisparagement.    The Executive agrees that at no time during his employment by the Company or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of any member of the Company Group or any of its respective directors, officers or employees.

13.    Source of Payments.    All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

14.    Arbitration.    Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New York City, New York in accordance with the rules of the American Arbitration Association before one (1) arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two (2) individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

15.    Nonassignability; Binding Agreement.

(a)    By the Executive.    This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)    By the Company.    This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

(c)    Binding Effect.    This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

16.    Taxes and Reimbursements.    Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract. Notwithstanding anything in this Agreement to the contrary, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a ‘‘deferral of compensation’’ within the meaning of Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

17.    Amendment; Waiver.    This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.    Governing Law.    All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

19.    Section 409A.    This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.

20.    Survival of Certain Provisions.    The rights and obligations set forth in Sections 5 through 12 and Section 14 shall survive any termination or expiration of this Agreement.

21.    Entire Agreement; Supersedes Previous Agreements.    This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, including, but not limited to the Existing Employment Agreement which the Executive hereby expressly acknowledges and agrees is superseded by this Agreement and of which will no longer have such force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

22.    Counterparts.    This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

23.    Headings.    The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

24.    Notices.    All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attention: General Counsel

To the Executive:

To the address listed as Executive’s primary residence in the Company’s human resources records and to his place of employment with the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

JETBLUE AIRWAYS CORPORATION
By: /s/ VINCENT STABILE	/s/ DAVID BARGER
Title: Senior Vice President, People	EXECUTIVE